UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2026

NORTHANN CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-41816	88-1513509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2251 Catawba River Rd., Fort Lawn,
SC
29714
(Address of principal executive offices) (Zip Code)

(916) 573-3803
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NCL	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company
☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2026, the Board of Directors (the “Board”) of Northann Corp. (the “Company”) accepted the resignation of Lin Li as Chief Executive Officer, President, Secretary and Treasurer of the Company, effective immediately. On August 18, 2026, Mr. Li resigned as a member of the Board, effective immediately. Following his resignation from the Board, Mr. Li no longer serves as an officer, director or employee of the Company and has no role in the Company’s management, corporate governance, financing, accounting, financial reporting, audit, internal control over financial reporting, SEC reporting or NYSE American compliance matters.

On August 13, 2026, the Board appointed Kurtis W. Winn, a current director and the Chief Operating Officer of the Company, to serve additionally as President, Secretary and Treasurer of the Company.

On August 13, 2026, the Board appointed François Vachon to serve as Chief Executive Officer of the Company, effective immediately. On August 18, 2026, the Board appointed Mr. Vachon as a member of the Board to fill the vacancy resulting from Mr. Li’s resignation, effective immediately. Mr. Vachon is the Company’s principal executive officer for purposes of the Exchange Act. As of the date of this report, Mr. Vachon has not been appointed to any committee of the Board.

Mr. Vachon will report to the Board through the Oversight Committee. His primary responsibilities will include establishing and maintaining compliance with applicable NYSE American standards, strengthening the Company’s public-company governance and compliance profile, overseeing the remediation of delinquent Exchange Act reports, supervising relations with the Company’s independent registered public accounting firm and listing adviser, providing executive oversight and strategic direction for the completion of the Company’s United States manufacturing program and its sales-growth initiatives, and taking responsibility for the Company’s capital resources, financing operations and capital-raising activities.

Mr. Vachon fully supports the Company’s long-term strategy to expand its manufacturing operations in the United States, which is intended to create additional employment opportunities in the United States and contribute to increased U.S. tax revenues.

Mr. Vachon, 52, has over 20 years of financial-services-industry experience, specializing in corporate governance, compliance and risk management, board-level strategic advisory, and operational process and program enhancement. From 2015 through 2024, he served as Senior Advisor at Desjardins Group. Previously, he served as Business Compliance Analyst at Desjardins Group from 2011 to 2015 and as an Investments Wholesaler at Manulife Financial Corporation from 2006 to 2011. Mr. Vachon studied Business Administration and Management at Laval University and holds the FLMI and ACS designations from LOMA.

In connection with his appointment, Mr. Vachon will receive base salary of $7,000 per month for the first three months following the beginning of his employment and $10,000 per month thereafter. His employment term is one year. Before the expiration of the term, the parties may agree in writing to renew or extend his employment. Any early termination will be addressed by mutual discussion between the parties, and either party may provide at least 30 days’ prior written notice of a proposed early termination. Mr. Vachon is not entitled to an annual bonus, equity award or other stock-based compensation in connection with his appointment. He is eligible for reimbursement of reasonable business expenses and participation in benefit plans maintained by the Company for senior executives, subject to the applicable plan terms. No portion of Mr. Vachon’s compensation is determined, calculated or conditioned, directly or indirectly, by reference to the completion of any financing or to the amount of any securities or subscriptions placed or sold by or on behalf of the Company.

The Board may consider a future equity award under the Company’s equity incentive plan, subject to separate Board approval and any stockholder or NYSE American approval that may be required. No equity award has been approved or granted.

There are no familial or other relationships between Mr. Vachon and any director or member of management of the Company.

There are no arrangements or understandings between Mr. Vachon and any other person pursuant to which he was appointed. There are no transactions in which Mr. Vachon has an interest that would require disclosure under Item 404(a) of Regulation S-K.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and François Vachon, dated August 13, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHANN CORP.

Date: August 20 , 2026	By:	/s/ Bradley C. Lalonde
	Name:	Bradley C. Lalonde
	Title:	Chairman of the Board

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